Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:            Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2008 Second Quarter Results

South Deerfield, MA – August 7, 2008 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the second quarter ended June 28, 2008. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is now the parent company of The Yankee Candle Company, Inc.

Total revenue for the second quarter was $127.5 million, a 4.5% decrease from the prior year quarter. The decrease in total revenue was primarily driven by decreased traffic in its core gift and home specialty channels and decreased comparable store sales in its Retail business, offset in part by revenue generated in new stores and increased revenue in the Company’s European operations. Comparable store sales in the Company’s Retail Segment, with and without its Consumer Direct business and excluding its Illuminations stores, decreased 9% over the prior year quarter.

As a result of the Merger, the Company’s financial results as reported in accordance with United States generally accepted accounting principles (“GAAP”) include significant costs and expenses related to the Merger, including merger expenses and the impacts of required purchase accounting adjustments. As such, the Company ended the second quarter of 2008 with a net loss of $9.3 million compared with a net loss of $16.7 million in the second quarter of 2007. Second quarter 2008 net loss prior to the impact of the Merger expenses and related purchase accounting adjustments was a net loss of $7.1 million in the quarter compared to a net loss of $12.7 million for the prior year quarter. A reconciliation is provided at the end of this press release.

The Company also presents EBITDA (earnings/loss before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the quarter was $18.1 million compared to $5.5 million for the prior year quarter. Adjusted EBITDA for the quarter was $17.0 million, or 13.3% of sales, compared to $22.6 million, or 16.9% of sales, for the prior year quarter. Reconciliations of second quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Craig Rydin, Chairman and Chief Executive Officer, commented, “Like other consumer-facing companies, our business continues to be negatively impacted by the very challenging macro-economic and retail environments. Energy and commodity inflation likewise continue to challenge our P&L. While we remain focused on driving revenue and further leveraging our strong brand, we are also proactively taking steps to control costs and optimize our EBITDA and cash flow performance.”

Second Quarter Highlights:

•

Retail sales were $70.6 million, a decrease of $1.2 million below the fiscal 2007 second quarter. Comparable sales in the 414 Yankee Candle retail stores including the South Deerfield and Williamsburg flagship stores that have been open for more than one year decreased 9.0%.

•	Wholesale sales were $56.9 million in the second quarter, a decrease of 7.7% below the prior year quarter.

•

As a result of the recent bankruptcy filing by Linens ‘N Things, a wholesale customer of the Company, the Company recorded a bad debt provision in the amount of $4.5 million relating to Linens’ pre-petition accounts receivable.

•

The Company paid $9.5 million plus accrued interest of $0.4 million to repurchase $12.0 million of our senior subordinated notes in the open market. In connection with this early repurchase, the Company recorded a gain of $2.1 million, net of deferred financing costs written off in the amount of $0.4 million.

•

During the second quarter ended June 28, 2008, the Company generated cash from operating activities of $14.3 million, decreasing total debt by $13.0 million and ending the quarter with total debt of approximately $1.2 billion. At June 28, 2008, cash was $2.2 million and excess availability under the revolving credit facility was $79.0 million.

Six Months Ended June 28, 2008 Highlights:

As a result of the Merger, for the six months ended June 30, 2007, the financial results being reported are the combined results of (i) The Yankee Candle Company, Inc. and its subsidiaries (the “predecessor entity”), for the period from December 31, 2006 to February 5, 2007 and (ii) Yankee Holding Corp. and its subsidiaries (the “successor entity”), for the period from February 6, 2007 to June 30, 2007.

•

Retail sales were $143.4 million for the first six months of 2008, a 1.6% increase from the first six months of fiscal 2007. Comparable sales in the 414 Yankee Candle retail stores including the South Deerfield and Williamsburg flagship stores that have been open for more than one year decreased 6%. Comparable sales in the 412 Yankee Candle retail stores excluding the South Deerfield and Williamsburg flagship stores decreased 5%. Consumer Direct sales increased 10% over the first six months of fiscal 2007. Including Consumer Direct, but excluding Illuminations, total retail comparable sales decreased 4%.

•	Wholesale sales were $125.0 million for the first six months of fiscal 2008, a decrease of 7.6% from the first six months of fiscal 2007.

•

For the six months ended June 28, 2008, the Company incurred a net loss of $17.2 million compared with net loss of $39.2 million in the six months ended June 30, 2007. Net loss prior to the impact of the Merger expenses and related purchase accounting was $12.7 million for the six months ended June 28, 2008, compared to net income of $2.5 million for the six months ended June 30, 2007.

•

For the six months ended June 28, 2008, the Company generated EBITDA of $39.6 million compared to EBITDA loss of $4.6 million for the corresponding six months in 2007. The increase in EBITDA was due primarily to transaction-related expenses and purchase accounting adjustments associated with the Merger. For the six months ended June 28, 2008, Adjusted EBITDA was $41.0 million compared to $51.7 million for the corresponding six months in 2007. Merger-related expenses and purchase accounting adjustments for the six months ended June 28, 2008 were $1.5 million as compared to $55.4 million for the six months ended June 30, 2007.

Craig Rydin concluded, “Stepping back from the challenging consumer and macroeconomic headwinds we are facing, we continue to believe that we are well-positioned to compete now, as well as in the future from a strategic perspective. In the near-term, clearly we are competing in an unprecedented consumer-challenged environment. We are pragmatically focused on performance in this environment and will continue to be. Our brand vitality continues to be a key strategic advantage. We intend to continue to focus our efforts on leveraging and building upon the strength and relevancy of our brand to drive equity-holder value.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2008 second quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference. The dial-in number is (866) 700-0133, for International Calls the dial-in number is (617) 213-8831. Participant Pass Code is 38559878.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 38-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 16,562 store locations, a growing base of Company owned and operated retail stores (471 located in 43 states as of June 28, 2008), direct mail catalogs, its Internet websites (www.yankeecandle.com, www.illuminations.com and www.aromanaturals.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 3,030 store locations and distributors covering approximately 20 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2008, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of our recent Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or the Registration Statement on Form S-4 filed on March 30, 2007 (Registration No. 333-141699-05), each on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended June 28, 2008			Thirteen Weeks Ended June 30, 2007
Sales:
Retail	$70,553	55.35%		$71,761	53.79%
Wholesale	56,919	44.65%		61,654	46.21%

Total sales	127,472	100.00%		133,415	100.00%

Cost of sales	55,004	43.15%		72,918	54.66%

Gross profit	72,468	56.85%		60,497	45.34%

Selling expenses:
Retail	39,646	56.19	% (A)	39,554	55.12	% (A)
Wholesale	12,554	22.06	% (B)	8,056	13.07	% (B)

Total selling expenses	52,200	40.95%		47,610	35.69%

General & administrative expenses	14,691	11.52%		18,431	13.81%

Income (loss) from operations	5,577	4.38%		(5,544)	-4.16%
Interest income	(5)	0.00%		(8)	-0.01%
Interest expense	22,968	18.02%		25,578	19.17%
Gain on extinguishment of debt	(2,131)	-1.67%		—	0.00%
Other income	(23)	-0.02%		(676)	-0.51%

Loss before benefit from income taxes	(15,232)	-11.95%		(30,438)	-22.81%
Benefit from income taxes	(5,890)	-4.62%		(13,773)	-10.32%

Net loss	$(9,342)	-7.33%		$(16,665)	-12.49%

	Twenty Six Weeks Ended June 28, 2008			Successor Period February 6, 2007 To June 30, 2007			Predecessor Period December 31, 2006 To February 5, 2007			Non-GAAP Combined Twenty Six Weeks Ended June 30, 2007
Sales:
Retail	$143,392	53.43%		$114,610	51.39%		$26,530	49.70%		$141,140	51.06%
Wholesale	124,979	46.57%		108,422	48.61%		26,852	50.30%		135,274	48.94%

Total sales	268,371	100.00%		223,032	100.00%		53,382	100.00%		276,414	100.00%

Cost of sales	119,541	44.54%		139,026	62.33%		24,553	45.99%		163,579	59.18%

Gross profit	148,830	55.46%		84,006	37.67%		28,829	54.01%		112,835	40.82%

Selling expenses:
Retail	80,784	56.34	% (A)	63,878	55.74	% (A)	14,423	54.36	% (A)	78,301	55.48	% (A)
Wholesale	20,930	16.75	% (B)	13,175	12.15	% (B)	1,778	6.62	% (B)	14,953	11.05	% (B)

Total selling expenses	101,714	37.90%		77,053	34.55%		16,201	30.35%		93,254	33.74%

General & administrative expenses	29,105	10.85%		30,253	13.56%		13,828	25.90%		44,081	15.95%
Restructuring	1,475	0.55%		—	0.00%		—	0.00%		—	0.00%

Total administrative expenses	30,580	11.39%		30,253	13.56%		13,828	25.90%		44,081	15.95%

Income (loss) from operations	16,536	6.16%		(23,300)	-10.45%		(1,200)	-2.25%		(24,500)	-8.86%
Interest income	(17)	-0.01%		(19)	-0.01%		(1)	0.00%		(20)	-0.01%
Interest expense	46,776	17.43%		41,441	18.58%		986	1.85%		42,427	15.35%
Gain on extinguishment of debt	(2,131)	-0.79%		—	0.00%		—	0.00%		—	0.00%
Other income	(124)	-0.05%		(686)	-0.31%		(15)	-0.03%		(701)	-0.25%

Loss before benefit from income taxes	(27,968)	-10.42%		(64,036)	-28.71%		(2,170)	-4.07%		(66,206)	-23.95%
Benefit from income taxes	(10,768)	-4.01%		(26,639)	-11.94%		(340)	-0.64%		(26,979)	-9.76%

Net loss	$(17,200)	-6.41%		$(37,397)	-16.77%		$(1,830)	-3.43%		$(39,227)	-14.19%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 28, 2008	December 29, 2007
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$2,207	$5,627
Accounts receivable, net	31,557	52,126
Inventory	92,303	69,963
Prepaid expenses and other current assets	27,962	9,344
Deferred tax assets	19,229	18,271

Total Current Assets	173,258	155,331
Property, Plant And Equipment, net	147,504	155,911
Marketable Securities	658	259
Deferred Financing Costs	26,220	28,654
Other Assets	1,429,433	1,435,642

Total Assets	$1,777,073	$1,775,797

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$30,138	$21,613
Accrued payroll	12,474	17,394
Accrued income taxes	—	15,755
Other accrued liabilities	52,236	56,406
Short-term debt	6,500	6,500

Total Current Liabilities	101,348	117,668
Deferred Compensation Obligation	751	410
Long-Term Debt	1,150,625	1,123,625
Deferred Rent	10,337	10,230
Deferred Tax Liability	109,366	105,565
Other Long-Term Liabilities	1,899	1,694
Stockholders’ Equity	402,747	416,605

Total Liabilities And Stockholders’ Equity	$1,777,073	$1,775,797

Yankee Holding Corp.

June 28, 2008 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	8	14	443
Illuminations Retail Stores	0	(2)	28
Total Retail Stores	8	12	471
Wholesale Customer Locations - North America	(83)	(158)	16,562
Wholesale Customer Locations - Europe	317	343	3,030
Square Footage - Gross	13,011	18,477	922,735
Square Footage - Selling	9,264	13,371	715,846
YCC Retail Comp Store Sales Change %	-9%	-6%
YCC Retail Comp Store Count	414	—	414
Total Comp Stores & Consumer Direct Sales Change %	-9%	-4%
Sales per Square Foot (1)		$559
Store Count		412
Average store square footage, gross (2)		1,647
Average store square footage, selling (2)		1,265
Gross Profit (3)
Retail $	$45,437	$90,815
Retail %	64.4%	63.3%
Wholesale $	$27,031	$58,015
Wholesale %	47.5%	46.4%
Segment Profit (3)
Retail $	$5,791	$10,031
Retail %	8.2%	7.0%
Wholesale $	$14,477	$37,086
Wholesale %	25.4%	29.7%
Depreciation & Amortization (3)	$11,494	$23,089
Inventory per Store, excluding Illuminations		$30,097
Inventory Turns		3.23 (4)
Capital Expenditures (3)	$4,144	$6,486

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships and Illuminations.
(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.
(3)	Dollars in thousands.
(4)	Based on a 13 month avg. inventory divided by 12 month rolling COGS. Calculation excludes the step-up of inventory related to the merger acquisition.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. In the present period, these include Merger related charges, the impact of purchase accounting adjustments and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Successor	Successor	Successor	Combined
	Thirteen weeks ended June 28, 2008	Thirteen weeks ended June 30, 2007	Twenty Six weeks ended June 28, 2008	Twenty Six weeks ended June 30, 2007
Net loss	$(9,342)	$(16,665)	$(17,200)	$(39,227)

Income (benefit) taxes	(5,890)	(13,773)	(10,768)	(26,979)
Interest expense, net - excluding amortization of deferred financing fees	21,835	24,413	44,502	40,547

Amortization of deferred financing fees	1,128	1,158	2,257	1,860
Depreciation	6,986	6,979	14,080	13,600
Amortization	3,375	3,376	6,751	5,598

EBITDA	18,092	5,488	39,622	(4,601)
Equity-based compensation (a)	243	(77)	470	872
Merger costs (b)	375	3,576	750	13,991
Purchase accounting (c)	373	13,597	778	41,422
Restructuring	—	—	1,475	—
(Gain)/Loss on Debt Ext.	(2,131)	—	(2,131)	—

Adjusted EBITDA	$16,952	$22,584	$40,964	$51,684

(a)	Non-cash charges related to equity-based compensation, excluding approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares in 2007.
(b)	Represents certain costs incurred in connection with the Merger. Includes approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares and certain other third-party costs (primarily legal) as a result of the Merger in 2007. It includes the quarterly installment of approximately $0.4 million associated with MDP’s annual advisory fee in both years.
(c)	Includes amortization expense associated with the step up in inventory due to the Merger. The total step-up in 2007 was $40.5 million and was amortized over three months from the date of the Merger.

Reconciliation of Net Income Prior to the Impact of Merger expenses and related Purchase Accounting

	Successor	Successor
	Thirteen weeks ended June 28, 2008	Twenty Six weeks ended June 28, 2008
Pre-tax income	$(15,232)	$(27,968)

Purchase accounting	373	778
Purchase accounting adjustments –
Depreciation and amortization	2,994	5,933
Merger costs	375	750

Pro-forma pre-tax income	(11,490)	(20,507)
Provision for income taxes	(4,426)	(7,849)

Pro-forma net income	$(7,064)	$(12,658)